LICENSE AGREEMENT
                                -----------------

                  THIS LICENSE AGREEMENT made as of this 23rd day of May, 1995, by and between OAK VALUE CAPITAL MANAGEMENT, INC., a North Carolina corporation ("Licensor"), and THE TUSCARORA INVESTMENT TRUST (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, acting with respect to OAK VALUE FUND, a series of the Trust which is operated and administered by the Trust (the "Licensee" or "Fund").

                  WHEREAS, Licensor has a proprietary interest in the names "Oak Value" and "Oak Value Fund" and in the logo used on the Licensee's prospectus (the "Logo"), which interests are recognized by Licensee; and

                  WHEREAS, Licensor wishes to permit use of the name "Oak Value Fund" and the Logo by Licensee, subject to the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, it is hereby understood and agreed as follows:

                  1. Licensee acknowledges that it adopted its corporate name and logo through the permission of Licensor which consents to the non-exclusive use by the Licensee of the name "Oak Value Fund" and the Logo only as long as Licensor serves as the Licensee's investment advisor.

                  2. Licensee recognizes that its right to use the name "Oak Value Fund" and the Logo is non-exclusive and that Licensor may from time to time permit other entities, including entities engaged in the same or similar business as the Licensee, to use the name "Oak Value Fund" or the Logo.

                  3. Licensee covenants and agrees to protect, exonerate, defend, indemnify and hold harmless Licensor, its partners, agents, officers and employees from and against any and all costs, losses, claims, damages or liabilities, joint or several, including all legal expenses, which may arise or have arisen out of Licensee's use or misuse of the name "Oak Value Fund" or the Logo or out of any breach of or failure to comply with this agreement.

                  4. Licensee shall not distribute or circulate any prospectus, proxy statement, sales literature, promotional material and other printed matter required to be filed with the Securities and Exchange Commission under Section 24(b) of the Investment Company Act of 1940, as amended, which contains any references to or uses the name "Oak Value Fund" or the Logo without the prior approval of Licensor and shall submit all such materials in draft form, allowing sufficient time for review by Licensor and its counsel prior to any deadline for printing.

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                  5.   If Licensor or any successor to its business shall
cease to serve as Licensee's investment advisor, Licensee:

                (a) As promptly as practicable, will take all necessary director or shareholder action to cause its Agreement and Declaration of Trust to be amended to accomplish a change of the Fund's name and change of logo; and

                (b) Within 90 days after the termination of this agreement or such similar contractual arrangement, shall cease to use in any other manner, including but not limited to use in any prospectus, sales literature or promotional material, the name "Oak Value Fund" or any name, mark or logotype derived from it or similar to it or indicating that the Fund is advised by or otherwise associated with Licensor.

                 6. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any successors to the business now or thereafter conducted by them.

                  IN WITNESS WHEREOF, each of the Licensor and the Licensee has caused this Agreement to be executed by its President and attested by its Secretary as of the day and year first herein written.


ATTEST:                                   OAK VALUE CAPITAL MANAGEMENT, INC.


/s/ Margaret Landis                       By: /s/ George W. Brumley
-------------------                       ----------------------------------


ATTEST:                                   THE TUSCARORA INVESTMENT TRUST


/s/ Margaret Landis                       By: /s/ George W. Brumley
-------------------                       -----------------------------------



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